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EXHIBIT 11.1 - Earnings Per Share Computation



Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. All computations give effect to the conversion of preferred stock and to the one-for-ten reverse stock split effective November 16, 1993 as if these transactions had occurred retroactively. Primary and fully diluted earnings per share are the same for each period presented.



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                                                                                  Three Months Ended December 31,
                                                                                  -------------------------------
Weighted Average Shares Outstanding                                                      1994                1993
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
Common stock outstanding throughout the period                                      2,728,000           2,705,000

Dilutive unexercised stock options:
  Shares presumed issued at exercise ($2.25 per share)                                 91,000             107,000
  Less:  Shares repurchased with presumed proceeds at average per
         share price ($2.95 in 1994 and $7.15 in 1993 per share)                      (69,000)            (34,000)
- -----------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding                                                 2,750,000           2,778,000
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





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                                                                        (b)
Per Share Computations                                  (a)          Weighted                 Per Share (a / b)
                                                    Results of        Average              -----------------------
                                                    Operations         Shares                1994             1993
- ------------------------------------------------------------------------------------------------------------------
1994 -   Continuing operations                      $  172,000      2,750,000              $  .06
         Discontinued operations                             -      2,750,000                   -
         Net income                                 $  172,000      2,750,000              $  .06

1993 -   Continuing operations                      $  211,000      2,778,000                               $  .07
         Discontinued operations                       (88,000)     2,778,000                                 (.03)
         Net income                                 $  123,000      2,778,000                               $  .04
==================================================================================================================
